Exhibit 99.1

FOR IMMEDIATE RELEASE

Agilysys, Inc. Files Fiscal 2005 Form 10-K

CLEVELAND – June 30, 2005 – Agilysys, Inc. (NASDAQ: AGYS), a leading provider of enterprise computer technology solutions, today announced that it has filed its fiscal 2005 Form 10-K with the Securities and Exchange Commission. The company’s Form 10-K reports fiscal 2005 sales of $1.6 billion, a 16% increase over fiscal 2004 and diluted earnings per share of $0.67 compared with $0.31 in fiscal 2004. The Form 10-K also reports two material weaknesses in the company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes Oxley Act of 2002.

Agilysys stated today that final year-end adjustments decreased fiscal 2005 net income by a total of $0.05 to $0.67 per diluted share, compared with the $0.72 per diluted share previously reported in the company’s unaudited earnings release issued May 10, 2005. On June 13, 2005, the company reported that it expected to report an adjustment of $0.02 per diluted share. The $0.05 adjustment to earnings per share is primarily related to accruals for incentive and retirement plans.

The company also announced that in its evaluation of the effectiveness of internal control over financial reporting as of March 31, 2005, management identified two material weaknesses, one of which was previously announced on June 13, 2005, relating to inadequate controls over the vendor debits process. Vendor debits are transactional discounts on purchases from major suppliers. The vendor debits process is manually intensive and involves thousands of individual transactions. The second material weakness identified was related to ineffective controls over the financial statement close process.

Agilysys is in the process of designing and implementing a comprehensive remediation plan to rectify the material weaknesses.

Martin Ellis, Agilysys executive vice president, treasurer and chief financial officer, said, “We recognize that effective internal controls are the cornerstone to accurate and timely financial reporting and we are committed to refining the company’s systems and processes to ensure the integrity of our financial reporting.”

Forward-Looking Language
Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current assumptions and expectations, and are subject to risks and uncertainties, many of which are beyond the control of Agilysys. Many factors could cause Agilysys actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys subsequent SEC filings.

Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys anticipated revenue gains, sales volume, margin improvements, cost savings, new product introductions and remediation of material weaknesses in internal control over financial reporting.

Other associated risks include geographic factors, political and economic risks, the actions of Agilysys competitors, changes in economic or industry conditions or in the markets served by Agilysys, the ability to appropriately integrate acquisitions, strategic alliances, and joint ventures, and the impact of material weaknesses in internal control over financial reporting on the ability of Agilysys to report its financial results timely and accurately.

In addition, this release contains time-sensitive information and reflects management’s best analysis only as of the date of this release. Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Information on the potential factors that could affect Agilysys actual results of operations is included in its filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2005. Interested persons can obtain it free at the Securities and Exchange Commission’s website, which is located at www.sec.gov.

About Agilysys, Inc.
Agilysys is one of the foremost distributors and premier resellers of enterprise computer technology solutions. It has a proven track record of delivering complex server and storage hardware, software and services to resellers, large and medium-sized corporate customers, as well as public-sector clients across a diverse set of industries. In addition, the company provides customer-centric software applications and services focused on the retail and hospitality markets. Headquartered in Mayfield Heights, Ohio, Agilysys has sales offices throughout the United States and Canada. For more information, visit www.agilysys.com .

Contact:	Martin Ellis Executive Vice President, Treasurer and Chief Financial Officer Agilysys, Inc. 440-720-8682 martin.ellis@agilysys.com

Media Contact:	Julie Young Director, Corporate Communications Agilysys, Inc. 440-720-8602 julie.young@agilysys.com

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